Exhibit 10.43

OPIANT PHARMACEUTICALS, INC.
401 Wilshire Blvd., 1241 Floor
Santa Monica, CA 90401
Notice of Warrant Grant
Dear Brad Miles,
Pursuant to the Third Amendment to the Senior Advisor Agreement by and between you and Opiant Pharmaceuticals, Inc. (the "Company"), dated January 22. 2013 and amended on February 24, 2015, March 19, 2015 and March 13. 2017 (the "Third Amendment-) (collectively, the “Agreement”), the Company has granted you warrants (the "Warrants") to purchase common stock of the Company (the "Common Stock") (with each share of Common Stock, a "Share) as follows:

Board Approval Date:            March 11, 2017
Date of Grant:                March 13, 2017

Exercise Price per Share:	USS10.00, which shall be equal to or greater than the fair market value of a Share of Common Stock on the Date of Grant

Total Number of Shares Granted        45,000
Method of Exercise:            Cash exercise
Expiration Date:                March 12, 2020

Termination Period:
Except as otherwise provided below. these Warrants may be exercised for a period of three (3) years from the Date of Grant. You are responsible for keeping track of these exercise periods. The Company will not provide further notice of such periods.

Notwithstanding the foregoing. in the event that you are terminated by the Company for Cause pursuant to Article IV of the Third Amendment, then the Warrants shall expire on the day of such termination.

Transferability:	The Warrants are not transferable except that in the event of death the Warrants shall be transferrable to your estate.

Restriction on Exercise:
Your ability to exercise these Warrants is contingent on your and your officers, agents, and representatives keeping confidential information shared with you and your officers, agents and representatives confidential and complying with all applicable laws and regulations.

Vesting:	100% on March 13, 2017

These Warrants may only be exercised for cash.

Following receipt by the Company of evidence and/or an indemnity from you to the Company in a form reasonably satisfactory to the Company of the loss, destruction or mutilation of these Warrants or any certificates for representing the Shares underlying these Warrants and, in the event of mutilation, following the surrender and cancellation of such Warrants or stock certificate, the Company shall make and deliver replacement Warrants or stock certificate of like tenor and dated as of such cancellation, in lien of these Warrants or stock certificate, without any charge therefor. Any such replacement Warrants or stock certificates shall be subject to the same terms, conditions, and restrictions as these Warrants and any Shares underlying these Warrants. Proportionate adjustments shall automatically be made to both the Exercise Price and number of these Warrants in the event of a stock split, recapitalization, change of control and fundamental transaction. Upon the exercise of these Warrants, the fair market value per Share shall be equal to the closing price of the Shares on the day prior to such exercise.

Exhibit 10.43

Exercise of these Warrants shall occur by your: (i) surrendering the exercised Warrants at the principal office of the Company together with a properly completed and signed Notice of Exercise of Warrant (as per Exhibit B), and (ii) providing via email a readable .pdf or scan of all of the documentation set forth in (i) to the email addresses of the Chief Executive Officer, Chief Financial Officer and Controller (if the Company has a Controller at such time) of the Company at the time of such surrender (the current applicable email addresses being: rcrystal@opianicom and kpollack@opiantcom).
If only a portion of the Warrants are exercised as of a particular date, the number of Shares issued shall be rounded down to the nearest whole share. However, the number of Shares issued is rounded up to 100% on the final exercise date with respect to the Warrants.
These Warrants may be delivered to you electronically with a scanned signature, in which case they shall have the same effect and force as if they had been delivered in original signed form.
You shall not have any of the rights of a stockholder with respect to the Shares of Common Stock until such Shares have been issued to you upon the due exercise of the Warrants. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.
This Notice may be amended from time to time by the Company in its discretion; provided, however, that this Notice may not be modified in a manner that would have a materially adverse effect on the Warrants or Shares as determined in the discretion of the Company except as provided in a written document signed by you and the Company.
This Notice and the Warrants granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Notice and the Warrants shall be administered, interpreted and construed in a manner consistent with this intent. Nothing in this Notice shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Warrants. Should any provision of this Notice be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Company and without requiring your consent, in such manner as the Company determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to you.
Notwithstanding the foregoing, if at any time the Company determines that the delivery of Shares under this Notice is or may be unlawful under the laws of any applicable jurisdiction, or federal, state or foreign securities laws, the right to exercise the Warrants or receive Shares pursuant to the Warrants shall be suspended until the Company determines that such delivery is lawful. if at any time the Company determines that the delivery of Shares is or may violate the rules of the national securities exchange on which the shares are then listed for trade, the right to exercise the Warrants or receive Shares pursuant to the Warrants shall be suspended until the Company determines that such exercise or delivery would not violate such rules.

By your signature and the signature of the Company's representative below, you and the Company agree to the terms of these Warrants.

OPIANT PHARMACEUTICALS, INC.
/s/ Brad Miles                    /s/ Kevin Pollack
Brad Miles                    Kevin Pollack, Chief Financial Officer